As filed with the Securities and Exchange Commission on March 25, 2019.

Registration Statement No. 333-230051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blue Hat Interactive Entertainment Technology

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3942	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7th Floor, Building C, No. 1010 Anling Road

Huli District, Xiamen, China 361009

86-592-228-0081

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Clayton E. Parker, Esq.

Matthew Ogurick, Esq.

Hillary O’Rourke, Esq.

K&L Gates LLP

Southeast Financial Center, Suite 3900

200 South Biscayne Boulevard

Miami, Florida 33131-2399

Telephone: 305-539-3300

Fax: 305-358-7095

Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Telephone: 917-512-0827 Fax: 212-201-6380

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value US$0.001 per share(3)	5,175,000	US$4.00	US$20,700,000	US$2,508.84
Underwriters’ Warrants(4)	-	-	-	-
Ordinary shares underlying Underwriters’ Warrants	450,000	US$4.80	US$2,160,000	US$261.79
Total	5,625,000		US$22,860,000	US$2,770.63

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to 675,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price. Previously paid.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	We have agreed to issue, on the closing date of this offering, warrants, or the underwriters' warrants, to the representative of the underwriters, ViewTrade Securities, Inc., in an amount equal to 10% of the aggregate number of ordinary shares sold by us in this offering. The exercise price of the underwriters' warrants is equal to 120% of the price of our ordinary shares offered hereby. The underwriters' warrants are exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-230051) of Blue Hat Interactive Entertainment Technology is being filed solely for the purpose of filing Exhibits 3.2 and 5.1 and updating Item 8(a) of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists of only the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering will also provide for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

In connection with our incorporation, we issued an aggregate of 20,000,000 ordinary shares to certain investors for an aggregate of $20,000 in June 2018 and an aggregate of 13,000,000 ordinary shares to certain investors for an aggregate of $13,000 in October 2018.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder , in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

(a)

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
3.1†	Memorandum and Articles of Association, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1†	Specimen certificate evidencing ordinary shares
4.2†	Form of Representative’s Warrant
5.1*	Opinion of Campbells
5.2†	Opinion of K&L Gates LLP
10.1†	Unofficial English translation of Exclusive Business Cooperation Agreement, dated as of November 13, 2018, between Xiamen Duwei Consulting Management Co., Ltd. and Fujian Blue Hat Interactive Entertainment Technology Ltd.
10.2†	Unofficial English translation of Call Option Agreements, dated as of November 13, 2018, among the shareholders of Fujian Blue Hat Interactive Entertainment Technology Ltd., Fujian Blue Hat Interactive Entertainment Technology Ltd. and Xiamen Duwei Consulting Management Co., Ltd.
10.3†	Unofficial English translation of Equity Pledge Agreement, dated as of November 13, 2018, among the shareholders of Fujian Blue Hat Interactive Entertainment Technology Ltd., Fujian Blue Hat Interactive Entertainment Technology Ltd. and Xiamen Duwei Consulting Management Co., Ltd.
10.4†	Unofficial English translation of Shareholders’ Powers of Attorney, dated as of November 13, 2018
10.5†	Unofficial English translation of Irrevocable Commitment Letters, dated as of November 13, 2018
10.6†	Form of Indemnification Agreement between the registrant and its officers and directors
10.7†	Form of Indemnification Escrow Agreement
10.8†	Form of Director Agreement between the registrant and its directors
10.9†	Form of Independent Director Agreement between the registrant and its independent directors
10.10†	Form of Employment Agreement between the registrant and its officers
10.11†	Unofficial English translation of Customer Agreement between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Fujian Wei Ya Culture Communication Co., Ltd., dated as of July 6, 2017
10.12†	Unofficial English translation of Customer Agreement between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Dongguan Hou Jie Sheng Ping Toy Factory, dated as of June 8, 2017
10.13†	Unofficial English translation of Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Industrial Bank Co. Ltd., dated December 20, 2018
10.14†	Unofficial English translation of Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and Industrial Bank Co. Ltd., dated December 20, 2018
10.15†	Unofficial English translation of General Contract for Highest Credit Granting between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated April 18, 2017
10.16†	Unofficial English translation of RMB Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated March 1, 2018
10.17†	Unofficial English translation of RMB Working Capital Loan Contract between Fujian Blue Hat Interactive Entertainment Technology Ltd. and China Construction Bank, dated March 1, 2018
21.1†	List of Subsidiaries
23.1†	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Consent of Campbells (included in Exhibit 5.1)
23.3†	Consent of K&L Gates LLP (included in Exhibit 5.2)
24.1†	Power of Attorney (included on signature page of Form F-1 filed on March 4, 2019)
99.1†	Code of Business Conduct and Ethics
99.2†	Request for Waiver and Representation under Item 8.A.4 of Form 20-F

________________________

*	Filed herewith
†	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No.2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen, China, on March 25, 2019.

Blue Hat Interactive Entertainment Technology

By:	/s/Xiaodong Chen
Name: Xiaodong Chen
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaodong Chen Xiaodong Chen	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2019
/s/ Caifan He Caifan He	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 25, 2019

/s/ Jianyong Cai Jianyong Cai	Chief Technology Officer and Director	March 25, 2019
/s/ Qinyi Fu Qinyi Fu	Director	March 25, 2019
/s/ Jun Ouyang Jun Ouyang	Director	March 25, 2019
/s/ Huibin Shen Huibin Shen	Director	March 25, 2019
/s/ Can Su Can Su	Director	March 25, 2019

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Blue Hat Interactive Entertainment Technology has signed this registration statement or amendment thereto in Newark, Delaware on March 25, 2019.

Puglisi & Associates

By:	/s/ Donald J.Puglisi
Name: Donald J. Puglisi
Title: Managing Director